Exhibit 99.1

Contact:	Ina Cu
Investor Relations
650-266-3200
CELL GENESYS REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS
SOUTH SAN FRANCISCO, CA, Aug. 3, 2006—Cell Genesys, Inc. (Nasdaq: CEGE) announced today financial results for the second quarter ended June 30, 2006. The company reported a net loss of $27.9 million, or $0.60 per share, for the second quarter of 2006, compared with a net loss of $27.4 million, or $0.60 per share, in the same quarter of 2005.
Research and development expenses for the second quarter of 2006 were $23.2 million which was unchanged from the same quarter in 2005 and primarily due to ongoing Phase 3 clinical trials for the company’s lead product development program, GVAX® immunotherapy for prostate cancer. These expenses included $1.2 million in non-cash stock-based compensation expense recorded under Statement of Financial Accounting Standards No. 123 revised 2004 (FAS 123R), which offset decreased research and development expenses in other areas. General and administrative expenses were $4.1 million, compared to $3.9 million in the second quarter of 2005, an increase due to $0.3 million in non-cash expenses associated with FAS 123R.
As of June 30, 2006, Cell Genesys had approximately $166.1 million in cash, cash equivalents and short-term investments compared to $129.6 million at December 31, 2005.
“We are pleased with our accomplishments in the first half of the year, particularly with respect to multiple positive reports on our clinical programs including two describing the results of trials for our lead product, GVAX immunotherapy for prostate cancer,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “We look forward to continued progress in 2006 and advancing our ongoing Phase 3 program for our prostate cancer product.”
Second Quarter 2006 and Other Recent Highlights:
•	Announced that the United States Food and Drug Administration (FDA) has granted Fast Track designation for GVAX immunotherapy for prostate cancer. Fast track designation, which was mandated by the FDA Modernization Act of 1997, can potentially facilitate development and expedite the review of Biologics License Applications (BLAs). Fast track designation is reserved for products that demonstrate the potential to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for that condition.

•	Announced encouraging interim data from a Phase 1 clinical trial of GVAX immunotherapy for prostate cancer, administered in combination with ipilimumab (MDX-010), a fully human antibody to CTLA-4 being jointly developed by Medarex and Bristol-Myers Squibb. Twelve patients with advanced prostate cancer have been treated to date, including six patients who received the combination therapy at the therapeutic doses currently being evaluated in both GVAX and ipilimumab Phase 3 clinical trials. Antitumor activity was observed in five of these six patients, including greater than 50% reductions in prostate-specific antigen (PSA) levels that are ongoing at two months or longer with two patients having greater than 95% reductions. Moreover, clinical evidence of antitumor activity was observed in three of these five PSA responders. All five patients with PSA partial responses have experienced immune-mediated endocrine deficiencies which were similar in type to those previously reported for ipilimumab and were successfully treated with standard hormone replacement therapy.
•	Reported encouraging long-term follow-up data from a Phase 2 trial of GVAX immunotherapy for chronic myelogenous leukemia (CML). A total of 19 CML patients with molecular evidence of persistent leukemia following at least one year of Gleevec® (imatinib mesylate) therapy were treated with GVAX immunotherapy while continuing to receive Gleevec. Updated results showed that the addition of GVAX immunotherapy to Gleevec therapy reduced persistent leukemic disease in 10 of 19 patients as demonstrated by a complete disappearance (five patients) or a greater than one log (90%) reduction (five patients) in bcr-abl, which is a validated genetic marker found on the leukemic cells. The responses were ongoing in all but one of the ten responders, with a median follow-up from treatment initiation of 14 months. Of the remaining nine patients, only one patient has developed cytogenetic progression on therapy. Treatment with GVAX immunotherapy for leukemia was well tolerated.

•	Announced that enrollment has been opened for an expanded multi-center Phase 1 clinical trial of CG0070 to evaluate escalating multiple-dose regimens of CG0070 and to include up to 45 additional patients who have failed previous therapy with Bacillus Calmette-Guerin (BCG), the current standard therapy for recurrent bladder cancer. The expansion of the trial from single-dose to multiple-dose regimens was prompted by data reported for the single-dose trial at the May 2006 meeting of the American Urological Association including a complete anti-tumor response at follow-up cystoscopy at approximately three months in three of the nine patients evaluable to date. The duration of the complete responses after just a single administration of CG0070 were 6, 9, and 3+ months respectively. Treatment was generally tolerable and the majority of treatment-related side effects were local bladder toxicities.

•	Announced that the results from an initial clinical trial of GVAX immunotherapy for prostate cancer in patients with early-stage disease have been published in a June issue of Clinical Cancer Research. The Phase 1/2 trial enrolled 21 patients with rising PSA levels following prostatectomy and who had not received any other treatment for their prostate cancer, including hormone therapy. The results showed that 16 of 21 (76%) patients showed a statistically significant decrease in the rate of rise of PSA (PSA slope) after only eight weeks of treatment compared with the remaining five patients (p<0.001). One patient had a partial PSA response (>50% reduction of PSA) of 7-month duration. GVAX cancer immunotherapy was generally well tolerated and there were no dose-limiting toxicities observed.
Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms – GVAX® cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase

3 trials of GVAX immunotherapy for prostate cancer, Phase 2 trials of GVAX immunotherapy for pancreatic cancer and leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.
Cell Genesys will host its quarterly conference call to discuss events that occurred during the second quarter of 2006 at 2:00 p.m. PDT on Thursday, Aug. 3, 2006. Investors may listen to the webcast of the conference call live on Cell Genesys’ website. A replay of the webcast will be available for at least 48 hours following the call. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for 48 hours following the call. Please refer to access number 836221.

Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 13, 2006 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.
- FINANCIAL CHARTS TO FOLLOW -

SELECTED CONSOLIDATED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(unaudited, in thousands except per share data)	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue	$1,046	$2,782	$1,222	$4,428

Operating expenses:
Research and development	23,203	23,199	48,517	48,042
General and administrative	4,114	3,945	9,159	7,708
Impairment of long-lived asset	194	—	194	—
Restructuring charges	(40)	853	(57)	853

Total operating expenses	27,471	27,997	57,813	56,603

Loss from operations	(26,425)	(25,215)	(56,591)	(52,175)
Other income (expense):
Gain on sale of Abgenix, Inc. common stock	—	—	62,677	—
Interest and other income	1,765	804	3,325	1,532
Interest expense	(2,622)	(2,651)	(5,244)	(5,410)

Income (loss) before income taxes	(27,282)	(27,062)	4,167	(56,053)
Income tax provision	(610)	(354)	(28,045)	(674)

Net loss	$(27,892)	$(27,416)	$(23,878)	$(56,727)

Basic and diluted net loss per common share	$(0.60)	$(0.60)	$(0.52)	$(1.25)

Weighted average shares of common stock outstanding-basic and diluted	46,629	45,411	46,127	45,342

CONSOLIDATED BALANCE SHEET DATA

(in thousands)	June 30,	December 31,
	2006	2005
	(unaudited)	Note 1
Cash, cash equivalents and short-term investments, including restricted cash	$166,089	$129,598
Investment in Abgenix, Inc. common stock	—	63,824
Prepaid expenses and other current assets	3,243	2,104
Asset held for sale	137	—
Property and equipment, net	135,831	142,225
Noncurrent deferred tax assets	—	24,430
Unamortized debt issuance costs and other assets	4,384	4,794

Total assets	$309,684	$366,975

Other current liabilities	$12,863	$12,343
Accrued income taxes	33,885	32,612
Deferred income tax liabilities	—	24,430
Other liabilities	2,522	2,174
Capital lease obligation, less current portion	49,225	49,919
Convertible senior note	145,000	145,000
Stockholders’ equity	66,189	100,497

Total liabilities and stockholders’ equity	$309,684	$366,975

     Note 1. Derived from audited financial statements.
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